Exhibit 16.1

February 8, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Ladies and Gentlemen:

We have read the section entitled “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in the Registration Statement on Form S-1 of BlackLine, Inc. (the “Company”) and agree with paragraphs 1, 2, and 3 in this section, except that we are not in a position to agree or disagree with the Company’s statement regarding the engagement of PricewaterhouseCoopers LLP in paragraph 1. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ Moss Adams LLP